Filed Pursuant to Rule 424(b)(3)
Registration No. 333- 288355

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated July 24, 2025)

JEFFS’ BRANDS LTD

Up to 5,247,776 Ordinary Shares

This prospectus supplement updates, amends, and supplements the prospectus dated July 24, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1, as amended (Registration No. 333-288355). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Report of Foreign Private Issuer on Form 6-K (the “Form 6-K”) furnished to the Securities and Exchange Commission (the “SEC”) on August 29, 2025. Accordingly, we have included the Form 6-K in this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Ordinary Shares and warrants issued as part of our initial public offering are listed on the Nasdaq Capital Market under the symbol “JFBR” and “JFBRW,” respectively. On August 27, 2025, the last reported sale price of the Ordinary Shares and Public Warrants was $5.31 and $0.03, respectively. There is no established market for the Promissory Notes and we do not intend to apply to list the Promissory Notes on any securities exchange or other nationally recognized trading system.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024.

Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 29, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16
under the Securities Exchange Act of 1934

For the month of August 2025

Commission file number: 001-41482

Jeffs’ Brands Ltd

(Translation of registrant’s name into English)

7 Mezada St.
Bnei Brak, Israel 5126112
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

CONTENTS

This Report of Foreign Issuer on Form 6-K (“Form 6-K”) is being furnished by Jeffs’ Brands Ltd (the “Company”) to the Securities and Exchange Commission for the purpose of furnishing the following exhibits, each of which were made available on SEDAR+ at www.sedarplus.ca, by Fort Technology Inc. (TSXV:FORT) (“Fort Technology”), the Company’s majority owned subsidiary, on August 28, 2025: (i) unaudited interim financial statements of Fort Technology for the six months ended June 30, 2025, attached as Exhibit 99.1 hereto; (ii) Fort Technology’s management’s discussion and analysis for the six months ended June 30, 2025, attached as Exhibit 99.2 hereto; and (iii) unaudited condensed interim financial statements of Fort Products Limited, a UK-based private company and a wholly owned subsidiary of Fort Technology, for the six months ended June 30, 2025, attached hereto as Exhibit 99.3.

This Form 6-K is incorporated by reference into the Company’s Registration Statements on Form F-3 (File No. 333-277188, File No. 333-262835, File No. 333-283848, File No. 333-283904, File No. 333-285030 and File No. 333-287341) and Registration Statements on Form S-8 (File No. 333-269119 and File No. 333-280459), to be a part thereof from the date on which this Form 6-K is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

1

EXHIBIT INDEX

Exhibit No.
99.1	Unaudited Interim Financial Statements of Fort Technology Inc. for the six months ended June 30, 2025.
99.2	Management Discussion and Analysis of Fort Technology Inc. for the six months ended June 30, 2025.
99.3	Unaudited Condensed Interim Financial Statements of Fort Products Limited for the six months ended June 30, 2025.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Jeffs’ Brands Ltd

Date: August 29, 2025	By:	/s/ Ronen Zalayet
Ronen Zalayet
Chief Financial Officer

3

Exhibit 99.1

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

INTERIM FINANCIAL STATEMENTS

For the Six Months Ended June 30, 2025

(Unaudited)

(EXPRESSED IN CANADIAN DOLLARS)

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the condensed consolidated interim financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed consolidated interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditors have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of these condensed consolidated interim financial statements. Readers are cautioned that these statements may not be appropriate for their intended purposes.

August 28, 2025

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

Interim Statements of Financial Position

(Expressed in Canadian Dollars)

As at	Note	June 30, 2025	December 31, 2024
		(unaudited)
Asset
Current assets
Cash		$822,530	$1,056,175
Prepaid expenses and Interest receivable		70,219	3,901

Total asset		$892,749	$1,060,076

Liabilities and Shareholder’s Equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	3	$34,250	$20,814
		34,250	20,814

Shareholder’s Equity
Share capital	5	$1,279,730	$1,279,730
Option Reserve		65,750	65,750
Accumulated deficit		(486,981)	(306,218)
Total shareholder’s equity		858,499	1,039,262

Total liabilities and shareholder’s equity		$892,749	$1,060,076

Nature of operation and going concern (Note 1)

Subsequent events (Note 7)

These interim financial statements were approved for issue by the Board of Directors on August 28, 2025 and signed on its behalf by:

“Tamir Fayerman”	“Liat Sidi”
Director	Director

The accompanying notes are an integral part of these interim financial statements.

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

Interim Statements of Loss and Comprehensive Loss

(Expressed in Canadian Dollars)

(Unaudited)

		Three months ended June 30		Six months ended June 30
For the	Notes	2025	2024	2025	2024

Expenses

Professional fees	3	$91,468	$9,541	$169,106	$14,266
Interest income		(7,510)	-	(14,679)	(268)
Filing and other fees		15,161	2,031	26,208	9,857
Bank Charges		87	25	128	49
Total expenses		99,206	11,597	180,763	23,904

Loss and Comprehensive loss		$99,206	$11,598	$180,763	$23,904
Basic and diluted loss per common share		$(0.00)	$(0.00)	$(0.01)	$(0.00)
Weighted average number of common shares outstanding - basic and diluted		28,300,000	5,800,000	28,300,000	5,800,000

The accompanying notes are an integral part of these interim financial statements.

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

Interim Statement of Changes in Shareholder’s Equity

(Expressed in Canadian Dollars)

(Unaudited)

	Share Capital				Total Shareholder’s
	Number of Shares	Amount-	Option Reserve	Deficit	Equity (Deficiency)
Balance, December 31, 2023	5,800,000	$368,530	$65,750	$(248,502)	$185,778
Net loss for the period	-	-	-	(23,904)	(23,904)
Balance, June 30, 2024	5,800,000	368,530	65,750	(272,406)	161,874
Shares issued for cash	20,000,000	1,000,000	-	-	1,000,000
Shares issued as finders fee	2,500,000	125,000	-	-	125,000
Share issuance costs	-	(213,800)	-	-	(213,800)
Net loss for the period	-	-	-	(33,812)	(33,812)
Balance, December 31, 2024	28,300,000	1,279,730	65,750	(306,218)	1,039,262
Net loss for the period	-	-	-	(180,763)	(180,763)
Balance, June 30 , 2025	5,800,000	$368,530	$65,750	$(486,981)	$858,499

The accompanying notes are an integral part of these interim financial statements.

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

Interim Statements of Cash Flows

(Expressed in Canadian Dollars)

(Unaudited)

	Six Months ended June 30, 2025	Six Months ended June 30, 2024
Cash flows from operating activities
Loss for the period	$(180,763)	$(23,904)
Prepaid expenses and Interest receivable	(66,318)	-
Accounts payable and accrued liabilities	13,436	(6,214)
Net cash used by operating activities	(233,645)	(30,118)

Decrease in cash	(233,645)	(30,118)

Cash, beginning of the period	1,056,175	204,854
Cash, ending of the period	$822,530	$174,736

The accompanying notes are an integral part of these interim financial statements.

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

Notes to the Interim Financial Statements

For the Six Months Ended June 30, 2025

(Expressed in Canadian Dollars)

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND GOING CONCERN

Fort Technology Inc. (Formerly Impact Acquisitions Corp.) (the “Company”) was incorporated on December 5, 2019 under the Business Corporations Act (British Columbia). The Company is a Capital Pool Company (“CPC”) as defined in the TSX Venture Exchange (the “Exchange”) Policy 2.4. The principal business of the Company is the identification and evaluation of assets or business with a view to potentially acquire them or an interest therein by an option or any concomitant transaction. The purpose of such acquisition is to satisfy the related conditions of a qualifying transaction under the policies of the Exchange.

The common shares of the Company commenced trading on March 11, 2022 under the trading symbol IMPC.P. The head office, principal address and registered office of the Company are located at Suite 501-3292 Production Way, Burnaby, Canada.

On January 2, 2025, the Company signed a Letter of Intent (“LOI”) with Jeffs Brands Ltd. (“Jeffs”). Subsequently on February 6, 2025, the Company signed a share purchase agreement in order to acquire 100% of the issued and outstanding common shares of Fort Products Limited a wholly owned subsidiary of Jeffs Brands Ltd. The Company will acquire Fort Products Limited by purchasing all of the Jeffs Brands Ltd.’s interest in Fort Products Limited.

The Company agreed to the following payments on the closing date of the Transaction:

●	Issuance of 100,000,000 common shares of the Company;

●	Grant of 66,000,000 purchaser contingent rights, which can be converted into common shares of the Company on a one to one basis upon the satisfaction of the following milestones:

○	The Company will be listed on NYSE/NASDAQ or complete similar uplisting within 24 months from the closing of Transaction.

○	The Company will close equity or debt financings with the gross proceeds equal to or greater than US$8,000,000 within 48 months from the closing of the Transaction.

○	The Company will reach annual revenue by December 31, 2028 over US$15,000,000.

As of the day of the approval of these financial statements, the Transaction has been completed (See Note 7).

Going Concern

These financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The proposed business of the Company, and the completion of a qualifying transaction, involves a high degree of risk. There is no assurance that the Company will identify an appropriate business for acquisition or investment, and even if so identified and warranted, it may not be able to finance such an acquisition or investment within the requisite time period. Additional funds will be required to enable the Company to pursue such an initiative, and the Company may be unable to obtain such financing on terms which are satisfactory to it. Furthermore, there is no assurance that the business will be profitable.

These factors indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. Should the Company be unable to continue as a going concern, the net realizable value of its assets may be materially less than the amounts on its statement of financial position. These financial statements do not reflect adjustments that would be necessary if the going concern assumption was not appropriate. If the going concern assumption was not appropriate for these financial statements, adjustments would be necessary to the statement of financial position classifications used. Such adjustments could be material.

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

Notes to the Interim Financial Statements

For the Six Months Ended June 30, 2025

(Expressed in Canadian Dollars)

(Unaudited)

NOTE 2 – STATEMENT OF COMPLIANCE AND SIGNIFICANT ACCOUNTING POLICIES

Statement of compliance

These interim financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting. The interim financial statements should be read in conjunction with the financial statements for the years ended December 31, 2024 and 2023, which have been prepared in accordance with IFRS as issued by IASB.

The Company uses the same accounting policies and methods of computation as in the financial statements for the years ended December 31, 2024 and 2023.

The financial statements were authorized for issue by the Board of Directors on August 28, 2025.

Basis of presentation

These interim financial statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss, which are stated at their fair value. In addition, these interim financial statements have been prepared using the accrual basis of accounting, except for cash flow information. The presentation and functional currency of the Company is the Canadian dollar. The accounting policies set out below have been applied consistently to the period presented in the financial statements for the years ended December 31, 2024 and 2023.

NOTE 3 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2025	December 31, 2024

Accounts payable	$25,350	$637
Accrued liabilities	8,900	20,177
	$34,250	$20,814

NOTE 4 – RELATED PARTIES

Key management consists of the Officers and Directors who are responsible for planning, directing, and controlling the activities of the Company. All related party transactions are carried out in the normal course of operation. As at June 30, 2025, $11,529 (December 31, 2024- $4,725) owing to related parties, accounted for in accounts payable and accrued liabilities.

During the period ended June 30, 2025, the Company incurred

-	$11,025 (June 30, 2024 - $9,450) in accounting fees to a company owned by an officer of the Company.

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

Notes to the Interim Financial Statements

For the Six Months Ended June 30, 2025

(Expressed in Canadian Dollars)

(Unaudited)

NOTE 5 – SHARE CAPITAL AND RESERVE

Authorized share capital

Unlimited number of common shares without par value.

Issued share capital

The Company has 28,300,000 common shares issued and outstanding as at June 30, 2025.

There were no share issuances during the period ended June 30, 2025.

On November 29, 2024, the Company completed a private placement of 20,000,000 common shares at the price of $0.05 per common share for gross proceeds of $1,000,000

A cash commission of $82,500 were paid to the eligible finders and 250,000 common shares were issued to these finders. These costs were classified as share issuance costs. The Company recorded $213,800 share issuance costs.

Stock Options

The Company has a stock option plan (the “Plan”) pursuant to which the Company’s board of directors may grant incentive stock options to the Company’s officers, directors, employees and consultants. Under the Plan, the Company may grant options to purchase up to 10% of the issued and outstanding shares of the Company. Options granted may not exceed a term of 10 years, and the term will be reduced to 1 year following the death of the optionee. All options vest when granted unless otherwise specified by the Board of Directors.

No stock options were granted during the period ended June 30, 2025.

As at June 30, 2025, the Company has the following stock options outstanding:

Outstanding and Exercisable, June 30, 2025	Number of Stock options	Weighted average exercise price $

Agent options	300,000	0.10
Options	580,000	0.10
	880,000	0.10

As at June 30, 2025, the weighted average remaining life of the stock options is 1.69 years.

As at June 30, 2025, the weighted average fair value of the stock options outstanding are $0.10.

NOTE 6 – CAPITAL MANAGEMENT

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern and to maintain a flexible capital structure which will allow it to pursue the completion of a Qualifying Transaction (“QT”) as defined in TSX-V Policy 2.4. Therefore, the Company monitors the level of risk incurred in its expenditures relative to its capital structure.

The Company considers its capital structure to include all components of shareholders’ equity. The Company monitors its capital structure and makes adjustments in light of changes in economic conditions and the risk characteristics of the potential underlying assets. To maintain or adjust the capital structure, the Company may issue new equity if available on favorable terms and approved by the TSX-V.

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

Notes to the Interim Financial Statements

For the Six Months Ended June 30, 2025

(Expressed in Canadian Dollars)

(Unaudited)

NOTE 6 – CAPITAL MANAGEMENT (Continued)

As a CPC, the Company will be subject to externally imposed capital requirements as outlined in the TSX-V Policy 2.4 and summarized below:

i.	No salary, consulting, management fees or similar remuneration of any kind may be paid directly or indirectly to a related party of the Company or a related party of a QT;

ii.	Gross proceeds realized from the sale of all securities issued by a CPC may only be used to identify and evaluate assets or businesses and obtain shareholder approval for a QT;

iii.	No more than the lesser of $210,000 and 30% of the gross proceeds from the sale of securities issued by a CPC may be used for purposes other than to identify and evaluate a QT; and

iv.	After the completion of its IPO and until the completion of a QT, a CPC may not issue any securities unless written acceptance of the TSX-V is obtained before the issuance of the securities.

There were no changes in the Company’s approach to capital management during the period ended June 30, 2025.

NOTE 7 – SUBSEQUENT EVENTS

1.	On July 4, 2025, as a condition to the completion of the transaction with Jeffs, the Company changed its name to Fort Technology Inc.

2.	On July 7, 2025, the transaction with Jeffs has closed and the Company issued to Jeffs 100,000,000 common shares and granted 66,000,000 contingent rights. The Company also issued 5,000,000 common shares to finders.

3.	On July 10, 2025, the Company’s shares resumed trading on the TSX-V under the trading symbol “FORT”.

4.	On August 11, 2025, the Company advanced a loan to EEH Ventures Limited (“EEH”), an arm’s length third party company incorporated under the laws of England and Wales operating a business as a Real Estate Investment Company in the United Kingdom, pursuant to the terms of a loan agreement dated August 8, 2025 (the “Loan Agreement”).

Pursuant to the Loan Agreement, the Company provided EEH an initial loan of £2,000,000 (the “Initial Loan”). An additional amount of £1,000,000 will be made available by the Company 12 months from the date of the Loan Agreement upon demand of EEH (the “Additional Loan”, and together with the Initial Loan, the “Loans”). The Loans will accrue interest at a rate of 7.5% per annum, calculated on a simple interest basis. EEH is required to repay the Loans, including all interest payable, within three years from the date of the Loan Agreement.

The Company will have the right, but not the obligation, to convert the outstanding principal amount and all interest accrued on the Loans into the share capital of EEH as follows: (a) the Initial Loan and all accrued but unpaid interest on the Initial Loan may be converted into shares of EEH representing 19.9% of the issued and outstanding share capital of EEH on the date of conversion, on a fully diluted basis, and (b) the Additional Loan and all accrued but unpaid interest on the Additional Loan may be converted into shares of EEH representing 5.1% of the issued and outstanding share capital of EEH on the date of conversion, on a fully diluted basis (the “Conversion”). The Conversion will be subject to the approval of the TSX Venture Exchange.

Fort Technology Inc. (Formerly Impact Acquisitions Corp.)

Notes to the Interim Financial Statements

For the Six Months Ended June 30, 2025

(Expressed in Canadian Dollars)

(Unaudited)

NOTE 7 – SUBSEQUENT EVENTS (Continued)

Pursuant to the Loan Agreement, Oxford Road Investments Limited (“Oxford”), an arm’s length third party company incorporated under the laws of England and Wales operating a business as an owner of an office building in London, United Kingdom and a subsidiary of EEH, agreed to grant the Company a charge over all surplus proceeds remaining after the full repayment of all amounts due to a senior lender of Oxford. Oxford has entered into a guarantee letter in favor of the Company on August 15, 2025.

5.	On August 21, 2025 the Company announced the closing of a non-brokered private placement of convertible debentures (the “Convertible Debentures”) for proceeds of $5,000,000 (the “Private Placement”). The Convertible Debentures will mature on August 21, 2027 (the “Maturity Date”) and bear interest at 10% per annum, payable quarterly with the first payment being for the period from closing to September 30, 2025. At the option of the holder, the principal amount of the Convertible Debentures is convertible into units of the Company (“Units”) at any time until August 21, 2027 at a price equal to $0.185 per Unit. Each Unit is comprised of one common shares of the Company (“Common Share”) and one common share purchase warrant of the Company (“Warrants”). Each Warrant will entitle the holder thereof to acquire one additional Common Share (“Warrant Share”) at an exercise price of $0.185 per Warrant Share until August 21, 2030.

The Company engaged two finders (the “Finders”) in connection with the Private Placement. In consideration for the services provided by the Finders, the Company paid to the Finders an aggregate of $213,600 and issued to the Finders 1,804,054 Common Shares at a price of $0.185 per Common Share.

6.	On August 21, 2025, the Company’s shareholders approved the adoption of an equity incentive plan to replace the Company’s 10% rolling stock option plan. The equity plan is a fixed plan whereby the aggregate number of common shared of the Company that may be issued upon the exercise or settlement of performance-based awards granted shall not exceed up to 20% of the Company’s issued common shares as at the date of implementation, which maximum was fixed at 26,662,700 common shares.

7.	On August 21, 2025, the Company’s shareholders approved a consolidation of all the issued and outstanding common shares in the capital of the Company on the basis of up to 250 per consolidation shares for 1 post consolidation share.

8.	Since June 30, 2025 - 128,430 Agent options were exercised to common shares for a total amount of $12,843.

Exhibit 99.2

FORT TECHNOLOGY INC. (FORMERLY IMPACT ACQUISITIONS CORP.)

MANAGEMENT’S DISCUSSION AND ANALYSIS FOR THE SIX MONTH PERIOD ENDED

JUNE 30, 2025

The Management’s Discussion and Analysis (“MD&A”), prepared August 28, 2025, should be read in conjunction with the operating results and financial position and cash flows for the six month period ended June 30, 2025, and related notes (the “unaudited financial statements”) of Fort Technology Inc. (Formerly Impact Acquisitions Corp.) (“Fort” or the “Company”), which were prepared in accordance with International Financial Reporting Standards (“IFRS”). All dollar amounts referred to in this MD&A are expressed in Canadian dollars, unless otherwise noted. Readers are cautioned that this MD&A contains certain forward-looking information. Please see the “Forward Looking Statements” section below for a discussion of the use of such information in this MD&A.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this document constitute “forward-looking statements”. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “propose”, “anticipate”, “believe”, used by any of the Company’s management, are intended to identify forward-looking statements. Such statements reflect the Company’s forecasts, estimates and expectations, as they relate to the Company’s current views based on their experience and expertise with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward- looking statements. The Company does not intend, and does not assume any obligation, to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments unless required by law.

DESCRIPTION OF BUSINESS

Fort Technology Inc. is a company domiciled in Canada. The Company was incorporated on December 5, 2019 under the laws of the Province of British Columbia. The address of the Company’s registered and head office is Suite 501-3292 Production Way, Burnaby. The Company is a Capital Pool Corporation (“CPC”) as defined in Policy 2.4 of the TSX Venture Exchange (“Exchange”). This MD&A will be made available on SEDAR+ at www.sedarplus.ca

OVERALL PERMORANCE

The Company was incorporated on December 5, 2019. The Company does not have any operations and, until it completes a Qualifying Transaction, will not conduct any business other than the identification and evaluation of businesses and assets for potential acquisition. As at June 30, 2025, the Company had accumulated deficits of $486,981. The Company’s potential acquisition of a Qualifying Transaction and operating loss and working capital needs may require that it obtain additional capital to continue its operation. Such outside capital may include the sale of additional common shares. There can be no assurance that capital will be available as necessary to meet the Company’s needs or, if the capital is available, that it will be on terms acceptable to the Company. The issuances of additional equity securities by the Company may result in a significant dilution in the equity interests of its current shareholders.

On January 2, 2025, the Company signed a Letter of Intent (“LOI”) with Jeffs Brands Ltd. (“Jeffs”). Subsequently on February 6, 2025, the Company signed a share purchase agreement in order to acquire 100% of the issued and outstanding common shares of Fort Products Limited a wholly owned subsidiary of Jeffs Brands Ltd. The Company will acquire Fort Products Limited by purchasing all of the Jeffs Brands Ltd.’s interest in Fort Products Limited.

The Company agreed to the following payments on the closing date of the Transaction:

●	Issuance of 100,000,000 common shares of the Company;

●	Grant of 66,000,000 purchaser contingent rights, which can be converted into common shares of the Company on a one to one basis upon the satisfaction of the following milestones:

○	The Company will be listed on NYSE/NASDAQ or complete similar uplisting within 24 months from the closing of Transaction.

○	The Company will close equity or debt financings with the gross proceeds equal to or greater than US$8,000,000 within 48 months from the closing of the Transaction.

○	The Company will reach annual revenue by December 31, 2028 over US$15,000,000.

In accordance with TSX-V policies, the Company’s common shares have been halted from trading and will remain so until completion of the Qualifying Transaction or termination of the Share Purchase Agreement.

As of the day of the approval of these financial statements, the Transaction has been completed (See Subsequent events)

SELECTED FINANCIAL INFORMATION

The Company’s date of its fiscal year end is December 31.

The following selected financial data is derived from the financial statements of the Company prepared within acceptable limits of materiality and are in accordance with IFRS. As at the date of this MD&A, the Company was a CPC. Accordingly, the Company has not recorded any revenues, and depends upon share issuances and its cash on hand to fund its administrative expenses. The Company’s expenditures mainly include costs to maintain its public company status in good standing and expenses to identify and evaluate acquisitions of companies, businesses, assets or properties

Item	Six month period Ended June 30, 2025 (CAD$)	Year Ended December 31, 2024 (CAD$)	Year Ended December 31, 2023 (CAD$)
Total Assets	892,749	1,060,076	204,854
Total Liabilities	34,250	20,814	19,076
Working Capital	858,499	1,039,262	185,778
Net Income (Loss)	(180,763)	(57,716)	(48,098)
Shareholders’ Equity	858,499	1,039,262	185,778
Number of Common Shares Outstanding at period end	28,300,000	28,300,000	5,800,000

SHARE CAPITAL

Authorized

The Company is authorized to issue an unlimited number of common shares without par value.

Issued

During the year ended December 31, 2021, the Company issued 2,800,000 common shares at a price of $0.05 per share for gross proceeds of $140,000, of which 2,100,000 common shares were issued to the directors of the Company.

On March 9, 2022, the Company announced the completion of its initial public offering (the “IPO”) of 3,000,000 common shares at the price of $0.10 per common share for gross proceeds of $300,000. The common shares of the Company commenced trading on the TSX Venture exchange on March 11, 2022 under the trading symbol IMPC.P

2

PI Financial Corp. (the “Agent”) was retained to act as exclusive agent with respect to the IPO. The Agent received commissions of $30,000 as well as non-transferrable share purchase warrants to acquire 300,000 common shares at an exercise price of $0.10 per common share. The Agent’s warrants expire on March 11, 2027.

On March 9, 2022, the Company has also granted incentive stock options to acquire 580,000 common shares at an exercise price of $0.10 per option to the directors and officers of the company. The options expire on March 9, 2027.

On November 29, 2024, the Company completed a private placement of 20,000,000 common shares at the price of $0.05 per common share for gross proceeds of $1,000,000.

A cash commission of $82,500 were paid to the eligible finders and 250,000 common shares were issued to these finders. These costs were classified as share issuance costs. The Company recorded $213,800 share issuance costs.

The Company had 28,300,000 shares issued and outstanding as at June 30, 2025.

RESULTS OF OPERATIONS

Six month period ended June 30, 2025

During the six month period ended June 30, 2025, the Company recorded a net loss of $180,763. The loss is mainly due to legal fees of $119,339, third party valuator fees of $17,325, accounting fees of $32,442 and filing and other fess of $26,208, partially offset by interest income of $14,679.

During the six month period ended June 30, 2024, the Company recorded a net loss of $23,904. The loss is mainly due to accounting fees of $12,392 and filing and other fess of $9,857.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s cash and cash equivalents on June 30, 2025 was $822,530 compared to $1,056,175 on December 31, 2024. Working capital decreased to $858,499 as of June 30, 2025 compared to a $1,039,262 as of December 31, 2024.

Cash used in operating activities for the six month period ended June 31, 2025, was $233,645 (June 30, 2024 - $30,118), which was attributed to the loss during the period of $180,763 (June 30, 2024 – $23,904) and in changes in working capital items which were an increase in accounts payable and accrued liabilities of $13,436 (June 30, 2024 – decrease of $6,214) and an increase in prepaid expenses and interest receivable of $66,318 (June 30, 2024 – $Nil).

The Company’s ability to continue on a going concern basis depends on its ability to successfully raise additional financing. Although the Company has been successful in the past in obtaining financing, there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing may be favorable.

As of June 30, 2025, the Company had no material cash contractual obligations.

RELATED PARTY TRANSACTIONS

As at June 30, 2025, $11,529 (December 31, 2024 - $4,725) owing to related parties, accounted for in accounts payable and accrued liabilities.

During the period ended June 30, 2025, the Company incurred

-	$11,025 (June 30, 2024 - $9,450) in accounting fees to a company owned by an officer of the Company.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no material undisclosed off-balance sheet arrangements that have or are reasonably likely to have, a current or future effect on our results of operations or financial condition.

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LEGAL PROCEEDINGS

The Company has not been a party to any legal proceedings since inception.

COMMITMENTS

The Company has no long-term commitments.

SUBSEQUENT EVENTS

1.	On July 4, 2025, as a condition to the completion of the transaction with Jeffs, the Company changed its name to Fort Technology Inc.

2.	On July 7, 2025, the transaction with Jeffs has closed and the Company issued to Jeffs 100,000,000 common shares and granted 66,000,000 contingent rights. The Company also issued 5,000,000 common shares to finders.

3.	On July 10, 2025, the Company’s shares resumed trading on the TSX-V under the trading symbol “FORT”.

4.	On August 11, 2025, the Company advanced a loan to EEH Ventures Limited (“EEH”), an arm’s length third party company incorporated under the laws of England and Wales operating a business as a Real Estate Investment Company in the United Kingdom, pursuant to the terms of a loan agreement dated August 8, 2025 (the “Loan Agreement”).

Pursuant to the Loan Agreement, the Company provided EEH an initial loan of £2,000,000 (the “Initial Loan”). An additional amount of £1,000,000 will be made available by the Company 12 months from the date of the Loan Agreement upon demand of EEH (the “Additional Loan”, and together with the Initial Loan, the “Loans”). The Loans will accrue interest at a rate of 7.5% per annum, calculated on a simple interest basis. EEH is required to repay the Loans, including all interest payable, within three years from the date of the Loan Agreement.

The Company will have the right, but not the obligation, to convert the outstanding principal amount and all interest accrued on the Loans into the share capital of EEH as follows: (a) the Initial Loan and all accrued but unpaid interest on the Initial Loan may be converted into shares of EEH representing 19.9% of the issued and outstanding share capital of EEH on the date of conversion, on a fully diluted basis, and (b) the Additional Loan and all accrued but unpaid interest on the Additional Loan may be converted into shares of EEH representing 5.1% of the issued and outstanding share capital of EEH on the date of conversion, on a fully diluted basis (the “Conversion”). The Conversion will be subject to the approval of the TSX Venture Exchange.

Pursuant to the Loan Agreement, Oxford Road Investments Limited (“Oxford”), an arm’s length third party company incorporated under the laws of England and Wales operating a business as an owner of an office building in London, United Kingdom and a subsidiary of EEH, agreed to grant the Company a charge over all surplus proceeds remaining after the full repayment of all amounts due to a senior lender of Oxford. Oxford has entered into a guarantee letter in favor of the Company on August 15, 2025.

5.	On August 21, 2025 the Company announced the closing of a non-brokered private placement of convertible debentures (the “Convertible Debentures”) for proceeds of $5,000,000 (the “Private Placement”). The Convertible Debentures will mature on August 21, 2027 (the “Maturity Date”) and bear interest at 10% per annum, payable quarterly with the first payment being for the period from closing to September 30, 2025. At the option of the holder, the principal amount of the Convertible Debentures is convertible into units of the Company (“Units”) at any time until August 21, 2027 at a price equal to $0.185 per Unit. Each Unit is comprised of one common shares of the Company (“Common Share”) and one common share purchase warrant of the Company (“Warrants”). Each Warrant will entitle the holder thereof to acquire one additional Common Share (“Warrant Share”) at an exercise price of $0.185 per Warrant Share until August 21, 2030.

The Company engaged two finders (the “Finders”) in connection with the Private Placement. In consideration for the services provided by the Finders, the Company paid to the Finders an aggregate of $213,600 and issued to the Finders 1,804,054 Common Shares at a price of $0.185 per Common Share.

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6.	On August 21, 2025, the Company’s shareholders approved the adoption of an equity incentive plan to replace the Company’s 10% rolling stock option plan. The equity plan is a fixed plan whereby the aggregate number of common shared of the Company that may be issued upon the exercise or settlement of performance-based awards granted shall not exceed up to 20% of the Company’s issued common shares as at the date of implementation, which maximum was fixed at 26,662,700 common shares.

7.	On August 21, 2025, the Company’s shareholders approved a consolidation of all the issued and outstanding common shares in the capital of the Company on the basis of up to 250 per consolidation shares for 1 post consolidation share.

8.	Since June 30, 2025 - 128,430 Agent options were exercised to common shares for a total amount of $12,843.

RISKS AND UNCERTAINTIES

The Company has a limited history of existence. There can be no assurance that a Qualifying Transaction will be completed. Equity or debt financing may be required to complete a Qualifying Transaction. There can be no assurance that the Company will be able to obtain adequate financing to continue. The securities of the Company should be considered a highly speculative investment. The following risk factors should be given special consideration when evaluating an investment in any of the Company’s securities:

a)	until completion of a Qualifying Transaction, the Company is not permitted to carry on any business other than the identification and evaluation of potential Qualifying Transactions;

b)	the Company has had no business activity and has not acquired any material assets since its incorporation other than cash;

c)	the Company does not have a history of earnings, nor has paid any dividends and will not generate or pay dividends until at least after the completion of the Qualifying Transaction;

d)	the Company has only limited funds with which to identify and evaluate potential Qualifying Transactions and there can be no assurance that the Company will be able to identify a suitable Qualifying Transaction;

e)	even if a proposed Qualifying Transaction is identified, there can be no assurance that the Company will be able8 to successfully complete the transaction;

f)	the Qualifying Transaction may be financed in all or in part by the issuance of additional securities by the Company and this may result in further dilution to the investor, which dilution may be significant and which may also result in a change of control of the Company;

g)	there can be no assurance that an active and liquid market for the Common Shares will develop and an investor may find it difficult to resell its Common Shares;

h)	the Company competes with many Capital Pool Companies that are seeking suitable Qualifying Transactions. In addition, other Capital Pool Companies may have substantially greater financial and technical resources than the Company.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL INFORMATION

The Company’s financial statements and the other financial information included in this MD&A are the responsibility of the Company’s management and have been examined and approved by the Board of Directors. The financial statements were prepared by management in accordance with generally accepted Canadian accounting principles and include certain amounts based on management’s best estimates using careful judgment. The selection of accounting principles and methods is management’s responsibility. Management recognizes its responsibility for conducting the Company’s affairs in a manner to comply with the requirements of applicable laws and established financial standards and principles, and for maintaining proper standards of conduct in its activities. The Board of Directors supervises the financial statements and other financial information through its audit committee, which is comprised of a majority of non-management directors. This audit committee’s role is to examine the financial statements and recommend that the Board of Directors approve them, to examine the internal control and information protection systems and all other matters relating to the Company’s accounting and finances. In order to do so, the audit committee meets annually with the external auditors, with or without the Company’s management, to review their respective audit plans and discuss the results of their examination. This committee is responsible for recommending the appointment of the external auditors or the renewal of their engagement.

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Exhibit 99.3

FORT PRODUCTS LIMITED

CONDENSED INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2025

FORT PRODUCTS LIMITED

CONDENSED INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2025

(unaudited)

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FORT PRODUCTS LIMITED

CONDENSED INTERIM STATEMENTS OF FINANCIAL POSITION

(unaudited)

		June 30,	December 31,
		2025	2024
		U.S. dollars in thousands
Assets
CURRENT ASSETS:
Cash and cash equivalents		490	546
Trade receivables		123	116
Other receivables		482	51
Inventory	3	3,254	3,119
		4,349	3,832
NON-CURRENT ASSETS:
Right of use assets		217	250
Property and equipment, net		127	135
		344	385
TOTAL ASSETS		4,693	4,217

Liabilities and equity
CURRENT LIABILITIES:

Trade payables		758	505
Lease liability		54	48
Other payables		213	253
Related parties payable	6	2,136	1,775
		3,161	2,581
NON-CURRENT LIABILITIES:
Lease liability		190	199
Deferred taxes		34	33
		224	232
TOTAL LIABILITIES		3,385	2,813

SHAREHOLDER’S EQUITY:

Ordinary shares and additional paid in capital		(*)-	(*)-
Retained earnings		1,308	1,404
TOTAL EQUITY		1,308	1,404
TOTAL LIABILITIES AND EQUITY		4,693	4,217

(*)	Amount less than $ 1 thousand

These interim financial statements were approved for issue by the Board of Directors on August 28, 2025 and signed on its behalf by:

Aditya Chathli	Ronen Zalayet
Director	Director

The accompanying notes are an integral part of the condensed interim financial statements.

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FORT PRODUCTS LIMITED

CONDENSED INTERIM STATEMENTS OF PROFIT OR LOSS

(unaudited)

	Six months ended June 30,		Three months ended June 30,
	2025	2024	2025	2024
	U.S. dollars in thousands
Revenues	4,923	4,459	2,624	2,546
Cost of sales	4,368	3,714	2,507	2,091

Gross profit	555	745	117	455

Operating expenses:

Sales and marketing	371	283	214	181
General and administrative	245	97	120	40
Other expenses	-	77	(45)	55

Operating profit (loss)	(61)	288	(172)	179

Financial income	-	6	-	5
Financial expenses	34	24	22	11
Financial expenses (income), net	34	18	22	6

Profit (loss) before taxes	(95)	270	(194)	173

Tax expenses	1	89	(26)	66

Net profit (loss) and total comprehensive income (loss)	(96)	181	(168)	107

Profit (loss) per ordinary share (basic and diluted)	(0.96)	1.81	(1.68)	1.07

Weighted average number of ordinary shares outstanding	100	100	100	100

The accompanying notes are an integral part of the condensed interim financial statements.

2

FORT PRODUCTS LIMITED

CONDENSED INTERIM STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

(unaudited)

	Ordinary Shares and additional paid in capital		Retained earnings	Total
	U.S. dollars in thousands

Balance as of December 31, 2024	(*	)	1,404	1,404

Net profit (loss) and total comprehensive income (loss)	-		(96)	(96)

Balance as of June 30, 2025	(*	)	1,308	1,308

Balance as of December 31, 2023	(*	)	1,044	1,044

Net profit (loss) and total comprehensive income (loss)	-		181	181

Balance as of June 30, 2024	(*	)	1,225	1,225

(*)	Amount less than $ 1 thousand

The accompanying notes are an integral part of the condensed interim financial statements.

3

FORT PRODUCTS LIMITED

CONDENSED INTERIM STATEMENTS OF CASH FLOWS

(unaudited)

	Six months ended June 30,
	2025	2024
	U.S. dollars in thousands
CASH FLOWS FROM (USED IN (OPERATING ACTIVITIES:
Net profit (loss)	(96)	181
Adjustments required to reflect net cash from (used in) operating activities (see appendix A):	57	(218)
Net cash from (used in) operating activities	(39)	(37)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of property and equipment	(6)	-
Net cash used in investing activities	(6)	-

CASH FLOWS USED IN FINANCING ACTIVITIES:
Lease payments	(33)	(19)
Net cash used in financing activities	(33)	(19)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(78)	(56)

EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	22	-
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	546	210
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	490	154

APPENDIX A:
Adjustments required to reflect net cash from (used in) operating activities:
Revenues and expenses that do not involve cash flows:
Exchange differences on cash and cash equivalents	(22)	-
Changes in deferred taxes, net	1	-
Depreciation and amortization	48	9
Lease financing expenses	29	1
	56	10
Changes in working capital:
Decrease (increase) in trade receivables	(7)	(105)
Decrease (increase) in other receivables	(431)	283
Increase in related parties payable	361	1,565
Increase in inventory	(135)	(2,103)
(Increase) decrease in accounts payable and other payables	213	132
	1	(228)
	57	(218)

Supplemental disclosure of cash flow information:
Interest paid	4	3

The accompanying notes are an integral part of the condensed interim financial statements.

4

FORT PRODUCTS LIMITED

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(unaudited)

NOTE 1 - GENERAL

Fort Products Limited (The “Company” or “Fort Products”), a private company incorporated under the laws of England and Wales, was established on November 25, 2005. The Company is engaged in the sale of pest control products primarily through Amazon.uk under fully owned trademarks: Roshield, Entopest, Rempro and Birdgo.

On March 9, 2023, the Company was acquired by Jeffs’ Brands Ltd. (“Jeffs’ Brands”), a public company traded on the NASDAQ Stock Exchange from the Company’s former owners.

On February 16, 2025, Jeffs’ Brands signed a Share Purchase Agreement (“SPA”) for the merge of the Company with Impact Acquisitions Corp., a capital pool company listed on the TSX Venture Exchange (“Impact”). Under the SPA, Impact acquired 100% of the Company’s shares and Jeffs’ Brands received between 75.02% and 83.29% ownership of Impact share capital, contingent upon meeting predetermined milestones.

On July 7, 2025, Jeffs’ Brands closed the SPA, (the “Fort Purchase Agreement”) and Impact changed its name to Fort Technology Inc (“Fort Technology”). Pursuant to the SPA, Jeffs’ Brands sold to Fort Technology all of the issued and outstanding shares of the Company, in consideration for 100 million common shares of Fort Technology and up to an additional 66 million common shares of Fort Technology, contingent upon the achievement of certain pre-determined milestones, each at a deemed price per share of CAD 0.171246, representing a post-closing equity interest in Impact of 75.02% (or up to 83.29% in the event of the full achievement of the milestones). The Fort Merger is based on a total value of Fort Technology of approximately CAD 4.8 million (approximately $3.3 million), considering its cash position of at least CAD 700 thousand (approximately $486 thousand), after transaction costs, and a total valuation ascribed to Fort Products of approximately CAD 17.1 million (approximately $11.9 million).

On July 10, 2025, Fort Technology’s shares resumed trading on the TSX Venture.

NOTE 2 - MATERIAL ACCOUNTING POLICY INFORMATION

Unaudited Condensed Interim Financial Information

The Company’s unaudited condensed interim financial statements have been prepared in accordance with IAS 34, “Interim Financial Reporting”. The material accounting policies adopted in the preparation of the condensed interim financial statements are consistent with those followed in the preparation of the 2024 annual financial statements. Accordingly, these condensed Interim financial statements should be read in conjunction with the 2024 annual financial statements.

The condensed interim financial statements have been prepared on the same basis as the audited financial statements. In the opinion of the Company’s management, the accompanying condensed interim financial statements contain all adjustments that are necessary to present fairly the Company’s financial position and results of operations for the interim periods presented. The results for the six-month period ended June 30, 2025, are not necessarily indicative of the results for the year ending December 31, 2025, or for any future period.

NOTE 3 - INVENTORY

	June 30,	December 31,
	2025	2024
	U.S. dollars in thousands

Goods in transit	351	389
Finished goods	2,903	2,730
	3,254	3,119

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FORT PRODUCTS LIMITED

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(unaudited)

NOTE 4 - FINANCIAL INSTRUMENTS

A.	Assets and liabilities measured at amortized cost were presented on the Company’s statement of financial position as of June 30, 2025 and December 31, 2024 as follows:

	June 30,	December 31,
	2025	2024
Amortized Cost	U.S. dollars in thousands

Assets:
Cash and cash equivalents	490	546
Trade receivables	123	116
	613	662

Liabilities:
Trade payable	758	505
Other payable	190	253
Lease liability	244	247
Related parties	2,136	1,775
	3,328	2,780

B.	Liquidity risk management

Ultimate responsibility for liquidity risk management rests with the board of directors, which has established an appropriate liquidity risk management framework for management of the Company’s short, medium and long-term funding and liquidity management requirements. The Company manages liquidity risk by maintaining adequate reserves, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities.

The following tables detail the Company’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Company can be required to pay. The table includes both interest and principal cash flows.

	0-1 year	2-5 year
	U.S. dollars in thousands
As of June 30, 2025

Trade payables	758	-
Lease liability	54	190
Other payables	190	-
Related parties	2,136	-
	3,138	190

	0-1 year	2-5 year
	U.S. dollars in thousands
As of December 31, 2024

Trade payables	505	-
Lease liability	48	199
Other payables	253	-
Related parties	1,775	-
	2,581	199

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FORT PRODUCTS LIMITED

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(unaudited)

NOTE 4 - FINANCIAL INSTRUMENTS (continued):

C.	Foreign currency risk management

The Company undertakes transactions denominated in foreign currencies; consequently, exposures to exchange rate fluctuations arise. The carrying amounts of the Company foreign currency denominated monetary assets and liabilities at the reporting date are as follows:

	June 30, 2025	December 31, 2024
Assets

Euro	13	14
GBP	1,058	530

	June 30, 2025	December 31, 2024
Liability

GBP	868	489

Foreign currency sensitivity analysis

The Company is mainly exposed to the currency Euro and the currency of GBP.

The following table details the Company sensitivity to a 10 per cent increase and decrease in currency units against the relevant foreign currencies. 10 per cent is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the year-end for a 10 per cent change in foreign currency rates.

	Euro		GBP
	June 30, 2025	December 31, 2024	June 30, 2025	December 31, 2024
	U.S. dollars in thousands
Profit or loss	1.34	1.4	18.93	45.3
Equity	(1.34)	(1.4)	(18.93)	(45.3)

NOTE 5 - SEGMENTS

As of June 30, 2025, and 2024, the Company had one operating segment, sale of pest control products. Revenues are attributed to geographic areas based on location of the end customers as follows:

	Six months ended June 30,		Three months ended June 30,
	2025	2024	2025	2024
	U.S. dollars in thousands
United Kingdom	4,412	4,449	2,341	2,565
Europe	511	10	283	(19)

Total revenues	4,923	4,459	2,624	2,546

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FORT PRODUCTS LIMITED

NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS

(unaudited)

NOTE 6 - RELATED PARTIES

Transactions and balances with related parties

	Six months ended June 30,		Three months ended June 30,
	2025	2024	2025	2024
	U.S. dollars in thousands
General and administrative expenses:
Directors’ fees (a1)	12	12	6	6

Other expenses:
Management fees (a2)	-	77	(45)	55

Balances with related parties

	June 30,	December 31,
	2025	2024
	U.S. dollars in thousands
Accounts payable(a1)	-	198
Related parties payable (a2)	2,136	1,775

(a1)	The monthly fee of £1,600 (approximately $2,000) commenced on October 1, 2023.

(a2)	On March 30, 2023, the Company entered into a service agreement with Jeffs’ Brands. (the “Jeffs’ Brands Service Agreement”), pursuant to which Jeffs’ Brands will provide different services to the Company. The Jeffs’ Brands Service Agreement is for a period of 12 months starting March 2023 and renewed for additional successive 12 months period. On June 10, 2025, the Jeffs’ Brands Service Agreement was amended to extend the term of the agreement to March 9, 2026, and will automatically renew for additional successive 12-month periods unless terminated by mutual agreement or 60 days’ notice. Fees are determined by a transfer pricing study, which is calculated based on a percentage of operating profit, complaint with applicable laws.

NOTE 7 - SUBSEQUENT EVENTS

a.	Refer to Note 1 for the Fort Purchase Agreement.

b.	Refer to Note 6 (a2) for the extension to the Jeffs’ Brands Service Agreement.

c.	On August 19, 2025 Fort Technology transferred $600 thousands to the Company.

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